Exhibit 12

             EMCO LIMITED ANNOUNCES SATISFACTION OF INVESTMENT
           CANADA ACT AND COMPETITION ACT (CANADA) CONDITIONS IN
             CONNECTION WITH THE OFFER BY 2022841 ONTARIO INC.

LONDON,  Ontario,  Canada  (April 4, 2003) - Emco  Limited  (Toronto:  EML;
Nasdaq: EMLTF) announced today that it has been advised that the conditions relating to the Investment Canada Act and the Competition Act (Canada) have been satisfied, in connection with the cash tender offer by 2022841 Ontario Inc., an indirect wholly owned subsidiary of Blackfriars Corp., for all of the outstanding common shares of Emco at Cdn.$16.60 per share. Emco previously announced on March 19, 2003 that the offer was no longer conditional on the expiration or termination of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act.

The tender offer and related withdrawal rights are currently scheduled to expire on Monday, April 7, 2003, at 8:00 P.M. (EST), unless the offer is extended. The tender offer is also subject to the other conditions as set out in the tender offer materials.

Copies of the tender offer materials can be obtained in Canada from Scotia Capital Inc., the dealer manager for the tender offer in Canada, at 416-945-4599 and in the U.S. from MacKenzie Partners, Inc., the information agent for the tender offer, at 1-800-322-2885. Copies of the tender offer materials have also been filed with the Canadian securities regulatory authorities and with the U.S. Securities and Exchange Commission. Investors and security holders may obtain a copy of the tender offer materials and related documents filed with the CSA at www.sedar.com or with the SEC at www.sec.gov.

Emco Limited is one of Canada's leading  distributors and  manufacturers of
building   products  for  the   residential,   commercial   and  industrial
construction markets.

For further information please contact:

Gordon E. Currie                        Daniel J. Boyd
Vice President, Treasurer & CFO         Director, Investor Relations & Tax
(519) 645-3905                          (519) 645-3911


This press release is for informational purposes only. The solicitation of offers to sell Emco Limited common shares is only being made pursuant to the offer to purchase and related tender offer materials that 2022841 Ontario Inc. and Blackfriars Corp. have filed with the CSA, the SEC and sent to Emco shareholders. This communication shall not constitute an offer to purchase or a solicitation of an offer to sell Emco shares.